UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2008

Erie Indemnity Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-24000	25-0466020
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Erie Insurance Place, Erie, Pennsylvania		16530
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(814)870-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

Deregistration of Class B Stock.

Erie Indemnity Company (the "Company") has filed a Form 15 with the Securities and Exchange Commission ("SEC") to deregister its closely held and non-publicly traded Class B Common Stock ("Class B Stock" or "Class B Shares") under the Securities Exchange Act of 1934 ("Exchange Act"). The Company’s publicly traded Class A Common Stock ("Class A Stock"), which does not have voting rights on elections for Directors and most other matters requiring shareholder approval, will continue to be registered under the Exchange Act and continue to be listed for trading on NASDAQ Stock Market LLC ("NASDAQ") under the symbol ERIE. The Class B Stock has never been listed on NASDAQ or any other stock exchange and is traded infrequently. There are currently only 16 record holders of the Class B Shares, and one of them (namely, the H.O. Hirt Trusts) owns 92% of the outstanding Class B Shares and thereby has voting control over matters that require shareholder approval.

The deregistration of the Class B Stock will have no impact on the Company’s day-to-day operations. The Company intends to continue to hold annual and special shareholder meetings at which matters will be submitted for a vote of the holders of the Class B Stock. The results of any votes at those meetings will be disclosed in the Company’s subsequent Quarterly Report on Form 10-Q or other SEC required disclosure report.

The Company voluntarily registered its Class B Stock with the SEC under the Exchange Act in 1994 at the same time that it registered its Class A Stock. The Class A Stock was required to be registered at that time because it was held of record by more than 500 Class A shareholders, which was one of the triggering points for such registration. The number of record holders of Class B Shares and the number of outstanding Class B Shares have both been declining since then as some Class B shareholders have converted to the higher dividend paying Class A Shares (the conversion ratio is 2,400 Class A Shares for each Class B Share).

Notwithstanding the deregistration of the Class B Stock, all of the Company’s securities holders will continue to have the benefit of the Company’s disclosure obligations under the Exchange Act (as more fully discussed below).

After deregistration of the Class B Stock, due to the continued registration of the outstanding Class A Stock, the Company will continue to be required to make disclosures regarding its business, operations and financial condition, among other things, in periodic and current reports filed with the SEC under the Exchange Act. This will include the required certifications of certain of those reports by the Company’s Chief Executive Officer and Chief Financial Officer.

The Company also will have to continue maintaining disclosure controls and procedures and internal control mechanisms over financial reporting to ensure the accuracy of the information disclosed in its Annual Reports filed on Form 10-K and Quarterly Reports filed on Form 10-Q. In addition, the obligation to keep accurate books and records and maintain a system of internal accounting controls will continue to apply to the Company. The Exchange Act obligations that are binding on the directors, officers and holders of more than 10% of the Class A Stock to File Form 3, 4 and 5 beneficial ownership reports with respect to their ownership of Company equity securities is unaffected by deregistration of the Class B Stock. Likewise unaffected is the disgorgement of short-swing profits under Section 16(b) of the Exchange Act.

The SEC has up to 90 days to approve the termination of the registration of the Class B Stock. Until the expiration of the 90-day period, the Class B Stock will remain registered under Section 12(g) of the Exchange Act and continue to be subject to applicable provisions of the Exchange Act, including the proxy rules under Section 14. In addition, during that 90-day period the holders of Class B Stock will continue to be subject to the reporting obligations imposed under Section 13(d).

Once the deregistration of its Class B Stock is approved by the SEC, the Company will no longer be subject to the proxy rules under Section 14 of the Exchange Act in connection with meetings of its shareholders. Because the holders of Class A Stock generally do not have the right to vote on Company matters, they will not be affected by the Company’s decision whether or not to solicit proxies from its 16 Class B shareholders. However, as mentioned above, the Company will publicly disclose the results of any votes at those meetings.

Because SEC Regulations S-K and S-X govern the preparation of both proxy statements and periodic reports generally, most information that otherwise would be contained in the Company’s proxy statement (including information with respect to executive compensation, nominating committee and the audit committee report) will continue to be disclosed to both Class A and Class B shareholders and the public in the Company’s Annual Report on Form 10-K. This will include information on ownership of both the Class A Stock and Class B Stock by directors and officers of the Company and more than 5% shareholders. The Company also will still be required to file public reports concerning important developments on Form 8-K.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erie Indemnity Company

September 16, 2008	By:	Philip A. Garcia

Name: Philip A. Garcia
Title: Executive Vice President & CFO